QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 15.1

Letter Regarding Unaudited Interim Financial Information

June 17, 2003

Board of Directors and Stockholders
The Sports Authority, Inc.

We are aware of the incorporation by reference in the Registration Statement No. 333-104321 on Form S-4 of Gart Sports Company and related Joint Proxy Statement/Prospectus of Gart Sports Company and The Sports Authority, Inc. of our report dated May 19, 2003 relating to the unaudited condensed consolidated interim financial statements of The Sports Authority, Inc. that are included in its Form 10-Q for the quarter ended May 3, 2003.

/s/ ERNST & YOUNG LLP

Miami, Florida

QuickLinks

  EXHIBIT 15.1